Exhibit 3.3

AMENDMENT TO THE BYLAWS OF

PRIME MERIDIAN HOLDING COMPANY

On December 17, 2015, the Board of Directors of Prime Meridian Holding Company (the “Corporation”) amended Article VI of the Corporation’s Bylaws to read in its entirety as follows:

ARTICLE VI

STOCK CERTIFICATES AND REGISTRATION

Section 1 – Certificates. The shares of the Corporation’s capital stock may be represented by certificates or be uncertificated. Certificates of stock shall be issued in numerical order, and shall be signed by any two officers of the Corporation as may be designated from time to time by the Board of Directors, and may be sealed with the seal of the Corporation or a facsimile thereof. The signatures of such officers may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If an officer who has signed or whose facsimile signature has been placed upon such certificate ceases to be an officer of the Corporation before the certificate is issued, it may be issued by the Corporation with the same effect as if the person were an officer on the date of issue. The certificates for such shares, if used, shall be of such tenor and design as the Board of Directors from time to time may adopt. Each such certificate of stock shall state:

(a)	That the Corporation is incorporated under the laws of the State of Florida;

(b)	The name of the person to whom issued;

(c)	The number and class of shares and the designation of the class or series, if any, which such certificate represents; and

(d)	The par value of each share represented by such certificate, or a statement that such shares are without par value.

Section 2 – Uncertificated Shares. The Board of Directors may authorize the issuance of uncertificated shares by the Corporation, and may prescribe procedures for the issuance and registration of transfer thereof, and with respect to such other matters relating to uncertificated shares as the Board of Directors may deem appropriate. No such authorization shall affect previously issued and outstanding shares represented by certificates until such certificates shall have been surrendered to the Corporation. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall issue or cause to be issued to the holder of such shares a written statement of the information required to be included on stock certificates under the laws of the State of Florida and these Bylaws. Notwithstanding the adoption of any resolution providing for uncertificated shares, each registered holder of stock represented by uncertificated shares shall be entitled, upon request to the custodian of the stock transfer books of the Corporation, or other person designated as the custodian of the records of uncertificated shares, to have physical certificates representing such shares registered in such holder’s name.

Section 3 – Transfers. (a) Transfers of stock shall be made only upon the stock transfer books of the Corporation, kept at the registered office of the Corporation or at its principal place of business, or at the office of its transfer agent or registrar and, in the case of certificated shares, before a new certificate is issued, the previous certificate shall be surrendered for cancellation.

(b) Certificated shares of stock shall be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificate or an assignment separate from the certificate, or by a written power of attorney to sell, assign, and transfer the same, signed by the holder of said certificate. No certificated shares of stock shall be transferred on the books of the Corporation until the outstanding certificates therefor have been surrendered to the Corporation.

(c) The Board of Directors may, from time to time, by resolution, open a share register in any state of the United States, and may employ such transfer agent or agents or registrars of shares as it may deem advisable to keep such register, and to record transfers of shares therein. The Board of Directors may also by resolution further define the powers and duties of such agents or registrars.

(d) All endorsements, assignments, transfers, share powers or other instruments or indicia of transfer of securities standing in the name of the Corporation shall be executed for and in the name of the Corporation by any two officers of the Corporation as may be designated from time to time by the Board of Directors.

Section 4 – Lost Certificates. The Board of Directors may authorize a new certificate or certificates to be issued in place of any certificate or certificates issued by the Corporation and which are alleged to have been stolen, lost, or destroyed, only upon the making of an affidavit of that fact by the person claiming the certificate of stock to be stolen, lost, or destroyed. When authorizing the issuance of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such stolen, lost, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been stolen, lost, or destroyed.

BE IT FURTHER RESOLVED, that the Chief Executive Officer and Chief Financial Officer of the Corporation or such other officers as either may designate be, and they each hereby are, authorized and directed to file such notices and take such other actions as they shall deem necessary or convenient, with the advice of counsel, to place the foregoing amendment to the Bylaws into effect and to carry out its purposes and their authority to act shall be conclusively, but not exclusively, evidenced by such actions.